Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-165142 of Force10 Networks, Inc. (formerly Turin Networks, Inc.) on Form S-1 of our report dated February 27, 2009 (March 31, 2009 as to the second paragraph of note 1 and as to the “Merger agreement” section of note 16) related to the consolidated financial statements of Force10 Networks, Inc. (referred to in the prospectus and elsewhere in this Registration Statement as “Legacy Force10”) as of October 31, 2007 and 2008 and for each of the three years ended October 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the uncertainty of Legacy Force10’s ability to continue as a going concern and an explanatory paragraph stating that Legacy Force10 was acquired on March 31, 2009) appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

May 4, 2011